EXHIBIT 99.1
For Immediate Release: May 18, 2021

Investor Services
888-926-2688

Media Contact:
Scott Street
sstreet@griffincapital.com
310-469-6135

Griffin Capital Essential Asset REIT Reports
First Quarter 2021 Results

El Segundo, Calif. (May 18, 2021) - Griffin Capital Essential Asset REIT, Inc. ("GCEAR" or the "Company") announced its results for the quarter ended March 31, 2021.

Highlights for the Quarter Ended March 31, 2021
•On March 1, 2021, completed the acquisition of Cole Office & Industrial REIT (CCIT II), Inc. in a stock-for-stock merger transaction valued at approximately $1.3 billion, including transaction costs.
•Total revenue of approximately $101.4 million.
•Net (loss) attributable to common stockholders of $(0.02) per basic and diluted share.
•Adjusted Funds from Operations available to common stockholders and limited partners, or AFFO,1 of $0.16 per basic and diluted share.
•Collected 100 percent of contractual rent due in the quarter.

Highlights Subsequent to March 31, 2021
•Collected 100 percent of contractual rent due in April.

Management Commentary
Michael J. Escalante, GCEAR's Chief Executive Officer, stated, “Our results continue to demonstrate the safety and stability of our net lease portfolio of business essential office and industrial assets, with approximately 100 percent of rent collected for the first quarter and the month of April. As the COVID-19 pandemic continues to subside, we are seeing a gradual return to physical workplaces and an increase in prospective tenant interest. Our industrial assets are experiencing strong demand and the geographic orientation of our office portfolio in growing MSAs is particularly advantageous given COVID-driven population migration out of urban centers. Finally, we closed the CCIT II merger in the first quarter and in turn, benefit from our larger asset base and scale as a leading corporate net-lease REIT. Furthermore, through this transaction, we decreased leverage and meaningfully increased our operating efficiency, as we can now leverage our G&A expense across an asset base that is 15 percent larger by square footage.”

Results for the Quarter Ended March 31, 2021

Revenue
Total revenue was approximately $101.4 million for the quarter ended March 31, 2021, an increase of $5.7 million compared to the same quarter last year.

The increase was primarily attributable to $7.7 million of rental income in connection with the acquisition of CCIT II; offset by approximately $2.2 million as a result of two dispositions during 2020.

Net (Loss) Income
Net (loss) income attributable to common stockholders was approximately $(4.8) million, or $(0.02) per basic and diluted share, for the quarter ended March 31, 2021, compared to approximately $0.7 million, or zero cents per basic and diluted share, for the quarter ended March 31, 2020, respectively.

The net loss was primarily attributable to a $4.2 million impairment provision recognized during the quarter ended March 31, 2021.

Adjusted Funds from Operations (AFFO)
AFFO was approximately $45.9 million, an increase of $4.6 million compared to the same period in 2020. AFFO per basic and diluted share was $0.16 for the quarter ended March 31, 2021 and 2020. Consistent with total revenue, the increase was primarily attributable to the acquisition of CCIT II and was also accretive to the Company’s AFFO per share for the quarter with only having one month of operations.

Adjusted EBITDA
Adjusted EBITDA, as defined per the Company's credit facility agreement, was approximately $67.2 million for the quarter ended March 31, 2021, compared to approximately $63.5 million for the quarter ended March 31, 2020. Adjusted EBITDA, pro forma, to include a full quarter of activity for the CCIT II merger was approximately $79.0 million for the quarter ended March 31, 2021.

Consolidated Financial Statistics
Compared to the last quarter, Debt, net – as reported, increased from $2.1 billion to $2.5 billion; Net Debt (pro rata share) also increased from $2.1 billion to $2.5 billion as a result of the CCIT II acquisition. The ratio of Debt, net less cash and cash equivalents, to total real estate, was 43.5%.

As of March 31, 2021, the Company's weighted average loan maturity was 4.5 years with 70% of the loan balance having a fixed interest rate, including the effect of interest rate swaps.

The Company's Net Debt (pro rata share) to Adjusted EBITDA, pro forma and our Net Debt (pro rata share) plus Preferred to Adjusted EBITDA, pro forma, would be 8.0x and 8.4x, respectively.

Leasing Activity
On January 11, 2021, the Company executed a 36-month, full-building lease extension with Renfro Corporation at the Company's 566,600 square foot industrial property in Clinton, SC.

Dispositions
On February 18, 2021, the Company sold the 2275 Cabot Drive property located in Lisle, IL for total proceeds of $1.8 million, less closing costs. The property sold for an amount equal to the approximate carrying value.

Subsequent to quarter end, the Company completed the sale of one non-core property for a sales price of $11.5 million. The sale consisted of a vacant property in Joliet, IL which was sold on April 12, 2021. After the sale of such property, the Company’s leased and occupancy percentages improved to 94.4% and 94.3%, respectively, as of April 12, 2021.

Net Asset Value
On April 23, 2021, the Company published an updated estimate of its net asset value ("NAV") as of March 31, 2021. The Company's average NAV across all share classes increased by $0.10 to $9.05 per share compared to $8.95 per share as of December 31, 2020, or a 4.5% annualized increase.

The change was primarily due to an increase in interest rates during the first quarter and operating cash flows in excess of distributions. Rising interest rates had a positive impact on the Company's NAV, as they caused a $17.0 million decrease in the unrealized loss on its interest rate swap valuations and a $2.5 million decrease in the mark-to-market valuation of its secured debt. Operating cash flows were approximately $18.5 million greater than distributions paid in the first quarter which also had a positive effect on the Company’s NAV.

Portfolio Overview as of March 31, 2021
•Enterprise value was approximately $5.9 billion.2
•Weighted average remaining lease term was approximately 6.8 years with approximately 2.1 percent average annual rent growth for the remainder of the existing term for all leases combined.
•The portfolio was 90.2 percent leased and 90.1 percent occupied.
•Approximately 63.5 percent of the portfolio’s 12-month forward net rental revenue3 was generated by properties leased and/or guaranteed, directly or indirectly, by companies that have investment grade credit ratings or what management believes are generally equivalent ratings.4

About Griffin Capital Essential Asset REIT, Inc.
Griffin Capital Essential Asset REIT, Inc. – America's Blue-Chip LandlordTM – is an internally managed, publicly-registered, non-traded REIT. The Company owns and operates a geographically-diversified portfolio of strategically-located, high-quality, corporate office and industrial properties that are primarily net leased to single tenants that the Company has determined to be creditworthy. The Company's portfolio, as of March 31, 2021, consisted of 123 office and industrial properties (136 buildings), totaling 30.7 million in rentable square feet, located in 26 states, representing a total enterprise value of approximately $5.9 billion.

Additional information is available at www.gcear.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. The forward-looking statements contained in this press release reflect the Company's current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause the Company's actual results to differ significantly from those expressed in any forward-looking statement.

The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: the continued severity, duration, transmission rate and geographic spread of COVID-19 in the United States, the speed of the vaccine roll-out, effectiveness and willingness of people to take COVID-19 vaccines, the duration of associated immunity and their efficacy against emerging variants and mutations of COVID-19, the extent and effectiveness of other containment measures taken, and the response of the overall economy, the financial markets and the population, particularly in areas in which we operate and with respect to occupancy rates, rent deferrals and the financial condition of GCEAR’s tenants; general financial and economic conditions; statements about the benefits of the merger involving GCEAR and CCIT II and statements that address operating performance, events or developments that GCEAR expects or anticipates will occur in the future, including but not limited to statements regarding anticipated synergies and general and administrative expense savings in the merger, future financial and operating results, plans, objectives, expectations and intentions, expected sources of financing, anticipated asset dispositions, anticipated leadership and governance, creation of value for stockholders, benefits of the merger to customers, employees, stockholders and other constituents of the combined company, the integration of GCEAR and CCIT II, cost savings related to the merger and other non-historical statements whether the merger will be accretive to AFFO in future quarters; risks related to the disruption of management’s attention from ongoing business operations due to the merger; the availability of suitable investment or disposition opportunities; changes in interest rates; the availability and terms of financing; market conditions; legislative and regulatory changes that could adversely affect the business of GCEAR; our future capital expenditures, distributions and acquisitions (including the amount and nature thereof), business strategies, the expansion and growth of our operations, our net sales, gross margin, operating expenses, operating income, net income, cash flow, financial condition, impairments, expenditures, capital structure, organizational structure, and other developments and trends of the real estate industry and other factors, including those risks disclosed in Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company's most recent Annual Report on Form 10-K and Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Part II, Item 1A. “Risk Factors” of the Company's Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. Such statements are based on a number of assumptions involving judgments with respect to, among other things, future economic, competitive, and market conditions, including without limitation changes in the political and economic climate, economic conditions and fiscal imbalances in the United States, and other major developments, including wars, natural disasters, military actions, and terrorist attacks, epidemics and pandemics, including the outbreak of COVID-19 and its impact on the operations and financial condition of us and the real estate industries in which we operate. The Company cautions investors not to place undue reliance on these forward-looking statements and urge you to carefully review the disclosures it makes concerning risks. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. The forward-looking statements speak only as of the date of this press release. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

1 FFO, as described by the National Association of Real Estate Investment Trusts ("NAREIT"), is adjusted for redeemable preferred distributions. Additionally, the Company uses AFFO as a non-GAAP financial measure to evaluate its operating performance. FFO and AFFO have been revised to include amounts available to both common stockholders and limited partners for all periods presented.
2 Enterprise value includes the outstanding debt balance (net of cash and cash equivalents) (excluding deferred financing costs and premium/discounts), plus unconsolidated debt - pro rata share, plus preferred equity, plus total outstanding shares multiplied by the NAV per share. Total outstanding shares includes limited partnership units issued and shares issued pursuant to the Company's distribution reinvestment plan, net of redemptions.
3 Net rental revenue is based on (a) the contractual base rental payments assuming the lease requires the tenant to reimburse us for certain operating expenses or the property is self-managed by the tenant and the tenant is responsible for all, or substantially all, of the operating expenses; or (b) contractual rent payments less certain operating expenses that are the Company's responsibility for the 12-month period subsequent to March 31, 2021 and includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.
4 Approximately 63.5 percent of the portfolio's net rental revenue for the 12-month period subsequent to March 31, 2021 is generated by properties leased and/or guaranteed, directly or indirectly, by companies that have investment grade credit ratings or what management believes are generally equivalent ratings; 55.6 percent generated from companies with a Nationally Recognized Statistical Rating Organization ("NRSRO") credit rating; and the remaining 7.9 percent from companies with a non-NRSRO credit rating that the Company believes is generally equivalent to an NRSRO investment grade rating. Bloomberg’s default risk rating is an example of a non-NRSRO rating.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except units and share amounts)

	March 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$104,628	$168,954
Restricted cash	27,315	34,352
Real estate:
Land	586,395	445,674
Building and improvements	4,102,883	3,112,253
Tenant origination and absorption cost	888,291	740,489
Construction in progress	17,404	11,886
Total real estate	5,594,973	4,310,302
Less: accumulated depreciation and amortization	(854,207)	(817,773)
Total real estate, net	4,740,766	3,492,529
Investments in unconsolidated entities	—	34
Intangible assets, net	47,299	10,035
Deferred rent receivable	98,567	98,116
Deferred leasing costs, net	44,504	45,966
Goodwill	229,948	229,948
Due from affiliates	1,416	1,411
Right of use asset	40,522	39,935
Other assets	31,094	30,570
Total assets	$5,366,059	$4,151,850
LIABILITIES AND EQUITY
Debt, net	$2,538,547	$2,140,427
Restricted reserves	12,131	12,071
Interest rate swap liability	37,559	53,975
Redemptions payable	6,910	5,345
Distributions payable	12,256	9,430
Due to affiliates	3,116	3,272
Intangible liabilities, net	35,949	27,333
Lease liability	50,432	45,646
Accrued expenses and other liabilities	102,910	114,434
Total liabilities	2,799,810	2,411,933
Perpetual convertible preferred shares	125,000	125,000
Common stock subject to redemption	256	2,038
Noncontrolling interests subject to redemption; 556,099 units as of March 31, 2021 and December 31, 2020	4,640	4,610
Stockholders’ equity:
Common stock, $0.001 par value; 800,000,000 shares authorized; 323,881,102 and 230,320,668 shares outstanding in the aggregate as of March 31, 2021 and December 31, 2020, respectively	324	230
Additional paid-in capital	2,945,517	2,103,028
Cumulative distributions	(836,711)	(813,892)
Accumulated earnings	135,530	140,354
Accumulated other comprehensive loss	(33,302)	(48,001)
Total stockholders’ equity	2,211,358	1,381,719
Noncontrolling interests	224,995	226,550
Total equity	2,436,353	1,608,269
Total liabilities and equity	$5,366,059	$4,151,850

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2021	2020
Revenue:
Rental income	$101,355	$95,728
Expenses:
Property operating expense	14,445	14,971
Property tax expense	9,679	9,548
Property management fees to non-affiliates	981	909
General and administrative expenses	9,469	7,665
Corporate operating expenses to affiliates	625	625
Impairment provision	4,242	—
Depreciation and amortization	44,338	41,148
Total expenses	83,779	74,866
Income before other income and (expenses)	17,576	20,862
Other income (expenses):
Interest expense	(20,685)	(19,961)
Other income, net	116	2,700
Gain (Loss) from investment in unconsolidated entities	8	(627)
Loss from disposition of assets	(6)	—
Net (loss) income	(2,991)	2,974
Distributions to redeemable preferred shareholders	(2,359)	(2,047)
Net loss (income) attributable to noncontrolling interests	569	(111)
Net (loss) income attributable to controlling interest	(4,781)	816
Distributions to redeemable noncontrolling interests attributable to common stockholders	(43)	(79)
Net (loss) income attributable to common stockholders	$(4,824)	$737
Net (loss) income attributable to common stockholders per share, basic and diluted	$(0.02)	$—
Weighted average number of common shares outstanding, basic and diluted	263,046,014	229,810,621
Cash distributions declared per common share	$0.09	$0.14

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Funds from Operations and Adjusted Funds from Operations
(Unaudited; in thousands except share and per share amounts)

Funds from Operations and Adjusted Funds from Operations
The Company's management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient.
Management is responsible for managing interest rate, hedge and foreign exchange risks. To achieve the Company's objectives, it may borrow at fixed rates or variable rates. In order to mitigate interest rate risk on certain financial instruments, if any, the Company may enter into interest rate cap agreements or other hedge instruments and in order to mitigate its risk to foreign currency exposure, if any, the Company may enter into foreign currency hedges. The Company view's fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance.
In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as Funds from Operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, the Company believes that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of the Company's performance relative to its competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than the Company does, making comparisons less meaningful.
Additionally, the Company uses Adjusted Funds from Operations (“AFFO”) as a non-GAAP financial measure to evaluate the Company's operating performance. AFFO excludes non-routine and certain non-cash items such as revenues in excess of cash received, amortization of stock-based compensation net, deferred rent, amortization of in-place lease valuation, acquisition-related costs, financed termination fee, net of payments received, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, write-off transaction costs and other one-time transactions. FFO and AFFO have been revised to include amounts available to both common stockholders and limits partners for all periods presented.
AFFO is a measure used among the Company's peer group, which includes daily NAV REITs.  The Company also believes that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, the Company believes AFFO is useful in comparing the sustainability of its operating performance with the sustainability of the operating performance of other real estate companies.
Management believes that AFFO is a beneficial indicator of its ongoing portfolio performance and ability to sustain its current distribution level. More specifically, AFFO isolates the financial results of the Company's operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or the Company's future ability to pay distributions. By providing FFO and AFFO, the Company presents information that assists investors in aligning their analysis with management’s analysis of long-term operating activities.
For all of these reasons, the Company believes the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of the Company's real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of the Company's cash available to fund distributions since other uses of cash, such as capital expenditures at the Company's properties and principal payments of debt, are not deducted when calculating FFO and AFFO. The use of AFFO as a measure of long-term operating performance on value is also limited if the Company does not continue to operate under its current business plan as noted above. AFFO is useful in assisting management and investors in assessing the Company's ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the offering and acquisition stages are complete. However, FFO and AFFO are not useful measures in evaluating NAV because impairments are taken into account in determining NAV but not in determining FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.
Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and the Company may have to adjust the calculation and characterization of this non-GAAP measure.

Our calculation of FFO and AFFO is presented in the following table for the three months ended March 31, 2021 and 2020 (dollars in thousands, except per share amounts):

	Three Months Ended March 31,
	2021	2020
Net (loss) income	$(2,991)	$2,974
Adjustments:
Depreciation of building and improvements	26,546	22,673
Amortization of leasing costs and intangibles	17,863	18,547
Impairment provision	4,242	—
Equity interest of depreciation of building and improvements - unconsolidated entities	—	723
Equity interest of amortization of intangible assets - unconsolidated entities	—	1,158
Loss (Gain) from disposition of assets	6	—
Equity interest of gain on sale - unconsolidated entities	(8)	—
FFO	45,658	46,075
Distribution to redeemable preferred shareholders	(2,359)	(2,047)
FFO attributable to common stockholders and limited partners	$43,299	$44,028
Reconciliation of FFO to AFFO:
FFO attributable to common stockholders and limited partners	$43,299	$44,028
Adjustments:
Revenues in excess of cash received, net	(451)	(3,761)
Amortization of share-based compensation	1,713	984
Deferred rent - ground lease	516	516
Unrealized loss (gain) on investments	(6)	136
Amortization of above/(below) market rent, net	651	(763)
Amortization of debt premium/(discount), net	101	104
Amortization of ground leasehold interests	(72)	(72)
Amortization of other intangibles	127	—
Non-cash earn-out adjustment	—	(2,581)
Financed termination fee payments received	—	1,500
Company's share of revenues in excess of cash received (straight-line rents) - unconsolidated entity	—	234
Company's share of amortization of above market rent - unconsolidated entity	—	924
Dead deal costs	33	50
AFFO available to common stockholders and limited partners	$45,911	$41,299
FFO per share, basic and diluted	$0.15	$0.17
AFFO per share, basic and diluted	$0.16	$0.16

Weighted-average common shares outstanding - basic EPS	263,046,014	229,810,621
Weighted-average OP Units	31,838,889	31,973,272
Weighted-average common shares and OP Units outstanding - basic and diluted FFO/AFFO	294,884,903	261,783,893

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Net Debt (Pro Rata Share) and Net Debt (Pro Rata Share) plus Perpetual Convertible Preferred Shares as of March 31, 2021
(Unaudited; dollars in thousands)

Net debt (pro rata share) is defined as the Company's debt, net plus unamortized deferred financing costs and discounts, net plus the Company's pro rata share of unconsolidated, non-recourse debt less the Company's unrestricted cash and cash equivalents. Net debt (pro rata share) plus Perpetual Convertible Preferred Shares is defined as Net debt (pro rata share) plus the Company's perpetual convertible preferred share. The Company's management believes both of these are useful metrics for analyzing the Company's level of indebtedness as unrestricted cash and cash equivalents could potentially be used to pay down a portion of the Company's outstanding debt.

Amount
Debt, net	$2,538,547
Add: unamortized deferred financing costs and discounts, net	11,628
Total consolidated debt	2,550,175
Unconsolidated debt - pro rata share [1]	70,507
Less: Cash & cash equivalents - excl. restricted	(104,628)
Net debt (pro rata share)	2,516,054
Perpetual convertible preferred shares	125,000
Net debt (pro rata share) plus perpetual convertible preferred shares	$2,641,054

(1)Subsequent to March 31, 2021, the loan was sold by the lender and extinguished by the execution of a deed in lieu by the Digital-GCEAR 1 (Ashburn) joint venture

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Adjusted EBITDA & Adjusted EBITDA (Pro Forma)
(Unaudited; dollars in thousands)

Adjusted EBITDA, as defined in the Company's credit facility agreement, is calculated as net income before interest, taxes, depreciation and amortization (EBITDA), plus acquisition fees and expenses, asset and property management fees, straight-line rents and in-place lease amortization for the period, further adjusted for acquisitions that have closed during the quarter and certain reserves for capital expenditures. The Company believes that Adjusted EBITDA is helpful to investors as a supplemental measure of the Company's operating performance as a real estate company because it is a direct measure of the actual operating results of the Company's properties.
Adjusted EBITDA (pro forma), is calculated as Adjusted EBITDA (defined above) plus the CCIT II Merger pro forma adjustment, which includes activity from January - February 2021 for the CCIT II Merger to reflect a full quarter of ownership. Management believes this adjustment to reconcile to Adjusted EBITDA (pro forma) provides investors with supplemental performance information that is consistent with the performance models and analysis used by management, and provides investors a view of the performance of our portfolio over time.

	Three Months Ended March 31,
	2021	2020
ADJUSTED EBITDA:
Net (loss) income	$(2,991)	$2,974
Depreciation and amortization	44,338	41,148
Interest expense	19,617	19,104
Amortization of deferred financing costs	779	528
Amortization of debt premium/(discount), net	101	104
Amortization of above/(below) market rent, net	651	(763)
Income taxes	273	154
Amortization of Other Intangibles	127	—
Property management fees to non-affiliates	981	909
Deferred rent	65	(3,761)
Termination income (cash)	—	1,500
(Gain)/Loss on disposition of assets	6	—
(Gain)/loss on investment in unconsolidated entity	—	627
Impairment provision	4,242	—
Equity percentage of net loss for the Parent’s non-wholly owned direct and indirect subsidiaries	(8)	—
Equity percentage of EBITDA for the Parent’s non-wholly owned direct and indirect subsidiaries	20	2,240
	68,201	64,764
Less: Capital reserves	(1,009)	(1,302)
Adjusted EBITDA (per credit facility agreement)	$67,192	$63,462

CCIT II Merger pro forma adjustments	$11,846	$—
Adjusted EBITDA (pro forma)	$79,038	$63,462